Exhibit 99.2

KPMG Audit Tour EQHO 2 Avenue Gambetta CS 60055 92066 Paris la Défense Cedex France ERNST & YOUNG Audit Ernst & Young Audit Tour First 1-2, Place des Saisons 92400 Courbevoie France Mallarmé Independent auditors' report on the combined carve-out financial statements Years ended December 31, 2020 and 2019 Mallarmé 420, rue d' Estienne d’Orves 92700 Colombes FRANCE This report contains 42 pages

ERNST & YOUNG Audit

KPMG Audit
Tour EQHO
2 Avenue Gambetta
CS 60055
92066 Paris la Défense Cedex
France

Ernst & Young Audit
Tour First
1-2, Place des Saisons
92400 Courbevoie
France

Independent Auditors' Report

ARKEMA S.A.

Registered office: 420, rue d'Estienne d'Orves
92700 Colombes
FRANCE

Years ended December 31, 2020 and 2019

To the Chairman and Chief Executive Officer of Arkema S.A.,

We have audited the accompanying combined carve-out financial statements of Mallarmé, which comprise the combined carve-out statements of financial position as of December 31, 2020 and 2019 and the related combined carve-out income statements, combined carve-out statements of comprehensive income, combined carve-out cash flow statements and combined carve-out statements of changes in the Owner's net investment for the years then ended and the related notes to the combined carve-out financial statements (the "Combined Carve-Out Financial Statements").

Management's Responsibility for the Combined Carve-Out Financial Statements

Management of Arkema S.A. is responsible for the preparation and fair presentation of the Combined Carve-Out Financial Statements in conformity with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatements, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free from material misstatement.

ERNST & YOUNG Audit Mallarme Independent Auditors' Report on the combined carve-out financial statements Years ended December 31, 2020 and 2019 An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve-out financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the combined Carve-Out financial statements referred to above present fairly, in all material respects, the combined carve-out financialposition of Mallarme as of December 31, 2020 and 2019 and its combined carve-out financial performance and its combined carve-out cash flows for the years then ended in conformity with IFRS as issued by the IASB. Emphasis of Matter We draw your attention to the matter set out in Note 2.2 "Basis of preparation of the combined carve-out financial statements" to the combined carve-out financial statements with respect to the principles and conventions applied to the preparation and presentation of the combined carve-out financial Statements.Our opinion is not modified with respect to this matter. Paris La Defense,February 24, 2021 KPMG Audit Departement de KPMG S.A. ERNST & YOUNG Audit Bertrand Desbarrieres Partner Eric Dupre Partner Years ended December 31, 2020 and December 31, 20193

COMBINED CARVE-OUT FINANCIAL STATEMENTS

Combined carve-out financial statements as of and for the years ended December 31, 2020 and 20193 Combined carve-out income statements3 Combined carve-out statements of comprehensive income3 Combined carve-out statements of financial position4 Combined carve-out cash flow statements5 Combined carve-out statements of changes in the Owner’s net investment6 Notes to the combined carve-out financial statements8

Combined carve-out financial statements as of and for the years ended December 31, 2020 and 2019 Unless otherwise stated, the combined carve-out financial statements (hereafter ‘combined carve-out financial statements’) are presented in millions of euros, rounded to the nearest hundred thousand euros. Rounding differences may therefore occur between the different statements presented and within tables. (In millions of euros) Notes 2020 2019 Sales (Note 1) 538.9 598.6 Operating expenses (398.9) (419.6) Research and development expenses (8.7) (9.3) Selling and administrative expenses (29.1) (31.3) Other income and expenses (Note 2) 0.5 0.5 Operating income (Note 1) 102.7 139.0 Financial loss (Note 3) (0.4) (0.7) Pre-tax income 102.2 138.3 Income tax expense (Note 4) (25.0) (32.5) Net income 77.3 105.8 Of which Net income – Attributable to the Owner 77.3 105.8 (In millions of euros) Notes 2020 2019 Net income 77.3 105.8 Foreign currency translation gains (Note 12) (7.7) 1.6 Other recyclable comprehensive income (7.7) 1.6 Actuarial gains/(losses) from defined benefit plans (Note 13) 0.1 (0.1) Deferred taxes on actuarial gains and losses 0.0 - Other non-recyclable comprehensive loss 0.1 (0.1) Other comprehensive income for the period (7.6) 1.5 Total Comprehensive income for the period 69.7 107.3 Of which Comprehensive income – Attributable to the Owner 69.7 107.3

Combined carve-out statements of financial position

Confidential 5 Combined carve-out cash flow statements (In millions of euros) Notes 2020 2019 Net income 77.3 105.8 Adjustments to reconcile net income to net cash provided from operating activities: Depreciation, amortization and impairment of assets (Note 5 & 6) 25.8 26.3 Other provisions and deferred taxes (1.7) (1.6) (Gains)/losses on sales of long-term assets (0.7) 0.4 Share based payments and other 1.0 0.8 Decrease / (increase) in working capital (Note 23) 19.6 (6.4) CASH FLOW FROM OPERATING ACTIVITIES 121.2 125.3 Intangible assets and property, plant, and equipment additions (Note 5 & 6) (23.4) (27.4) Change in intangible assets and property, plant, and equipment payables 1.4 5.0 Increase in long term loans (Note 8) (0.1) - Increase in cash advances (Note 8) (3.3) - Total expenditures (25.3) (22.4) Proceeds from sale of intangible assets and property, plant, and equipment 0.8 0.0 Repayment of long-term loans 0.3 0.4 Total divestitures 1.1 0.4 CASH FLOW USED IN INVESTING ACTIVITIES (24.2) (22.0) Contribution from / (paid to) the Owner (Note 12) (91.2) (98.9) Dividends paid to the Owner (0.1) (0.1) Decrease in long-term debt (2.2) (1.6) Increase / (decrease) in short-term debt (1.1) (3.5) CASH FLOW USED IN FINANCING ACTIVITIES (94.6) (104.1) Net increase/(decrease) in cash 2.5 (0.8) Effect of exchange rates (2.5) 0.1 Cash at the beginning of period 0.7 1.4 CASH AT THE END OF PERIOD (Note 11) 0.7 0.7

(In millions of euros) Foreign currency translation gains Actuarial gains/(losses) from defined benefit plans Net contribution from / (paid to) the owner Owner’s net investment As of January 1, 2019 (Note 12) 3.6 (1.9) 163.8 165.5 Dividend payment to the owner - - (0.1) (0.1) Share-based payments - - 0.8 0.8 Net contribution paid to the owner - - (98.4) (98.4) Transactions with the Owner (Note 12) - - (97.7) (97.7) Net income - - 105.8 105.8 Other comprehensive income (loss) 1.6 (0.1) - 1.5 Comprehensive income 1.6 (0.1) 105.8 107.3 As of December 31, 2019 5.2 (2.0) 171.9 175.1 As of January 1, 2020 5.2 (2.0) 171.9 175.1 Cash dividend - - (0.1) (0.1) Share-based payments - - 0.8 0.8 Net contribution paid to the owner - - (91.3) (91.3) Transactions with the Owner (Note 12) - - (90.6) (90.6) Net income - - 77.3 77.3 Other comprehensive income (loss) (7.7) 0.1 - (7.6) Comprehensive income (7.7) 0.1 77.3 69.7 As of December 31, 2020 (2.5) (1.9) 158.6 154.2

Confidential 1. Combined carve-out financial statements as of and for the years ended December 31, 2020 and 2019. 3 Combined carve-out income statements . 3 Combined carve-out statements of comprehensive income 3 Combined carve-out statements of financial position . 4 Combined carve-out cash flow statements . 5 Combined carve-out statements of changes in the Owner’s net investment . 6 2. Notes to the combined carve-out financial statements . 8 2.1 Presentation of the Mallarmé business . 8 2.2 Basis of preparation of the combined carve-out financial statements . 8 2.2.1. Scope of combination .8 2.2.2. Approach for the preparation of the combined carve-out financial statements 9 2.3 Accounting standards and policies .12 2.3.1. Accounting standards. .12 2.3.2. Accounting policies 12 2.4 Notes to the combined carve-out financial statements 17 Note 1 - Information by operating segment and geographical area 17 Note 2 - Other income and expenses 19 Note 3 - Financial loss .20 Note 4 - Income taxes 20 Note 5 - Intangible assets .22 Note 6 - Property, plant and equipment. 23 Note 7 – IFRS 16 lease rights-of-use and related lease liabilities. 24 Note 8 - Other non-current assets and cash advance. .25 Note 9 - Inventories. .25 Note 10 - Accounts receivable, other receivables and prepaid expenses .26 Note 11 - Cash 26 Note 12 - Owner’s net investment .26 Note 13 - Provisions for pensions and other employee benefits 26 Note 14 - Other provisions .29 Note 15 - Liabilities and contingent liabilities. 30 Note 16 - Debt .31 Note 17 - Management of risks related to financial assets and liabilities. 31 Note 18 - Presentation of financial assets and liabilities. 33 Note 19 - Accounts payable, other creditors and accrued liabilities. 34 Note 20 - Personnel expenses .34 Note 21 - Related parties .34 Note 22 - Share-based payments 36 Note 23 - Information on cash flows. .38 Note 24 - Off-Balance sheet commitments 38

Notes to the combined carve-out financial statements Presentation of the Mallarmé business The reporting entity (hereafter “Mallarmé” or the “Mallarmé business” or the “Mallarmé combined group”) is an integrated leader in methyl methacrylate ("MMA") and polymethyl methacrylate ("PMMA"), also called “acrylic glass”, which develops innovative acrylic sheet and resins used in a wide range of industrial sectors. The Mallarmé business is part of the Arkema group (hereafter the “Owner”, “Arkema”, or the “Arkema group”). The Mallarmé business mainly addresses end-markets such as building & design, visual communication, automotive & transportation and lighting & sanitary industries through different widely recognized professional brands : Altuglas®, Plexiglas® in the United States of America (“United States”), Oroglas® and Solarkote®. It operates in Europe, in the United States and Mexico (together “Americas”) and in South Korea with eight dedicated manufacturing sites and benefits from a strategic MMA supply capacity reservation contract. The combined carve-out financial statements for the Mallarmé business have been prepared in conjunction with its contemplated disposal by Arkema. They represent the financial position and performance of the Mallarmé business and consider the proposed terms of the transaction. The combined carve-out financial statements portray the reporting entity consistently with the purpose for which they are prepared. Basis of preparation of the combined carve-out financial statements The combined carve-out financial statements for the financial years ended December 31, 2020 and 2019 have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the IASB as of December 31, 2020. They are prepared under the responsibility of the Chairman and CEO of Arkema and are approved by the Chairman and CEO of Arkema and the CFO of Arkema on February 24, 2021. They have, at the time of approval of the Mallarmé combined carve-out financial statements, a reasonable expectation that the combined group has adequate resources to continue in its operational existence for the foreseeable future. Thus, they continue to apply the going concern basis of accounting in preparing the Mallarmé combined carve-out financial statements. Scope of combination The Mallarmé business does not form a separate legal group of legal entities in all years presented. The accompanying combined carve-out financial statements are prepared on a standalone basis and are derived (carved-out) from Arkema group’s consolidated financial statements and accounting records, which are prepared in accordance with International Financial Reporting Standards (IFRS), as adopted by the European Union. They include all legal entities fully dedicated to Mallarmé business and all Mallarmé businesses operated within Arkema group’s legal entities. The list of legal entities whose individual financial statements and accounting records have been used for the preparation of the combined carve-out financial statements is the following: Legal entities fully dedicated to Mallarmé business: Altuglas International SAS (France) Altuglas International Denmark A/S (Denmark) Legal entities not included in the scope but whose Mallarmé business is carved out and included in the Mallarmé combined group: Arkema France SA (France) Arkema Delaware Inc. (United States) Arkema Mexico S.A. de C.V. (Mexico) Arkema Mexico Servicios S.A. de C.V. (Mexico) Arkema S.r.l (Italy) Arkema Co. Ltd (South Korea) For the legal entities fully dedicated to the Mallarmé business, their individual financial statements consolidated by the Arkema group as of and for the years ended December 31, 2020 and 2019 have been included in the combined carve-out financial statement of the Mallarmé group for the same periods. These entities are presented in section 1 of the above list. Some Mallarmé business activities are carried out by certain legal entities which also performed other Arkema activities. In order to retain only the Mallarmé business in the combined carve-out financial statements, these other activities have been extracted from the financial statements of the legal entities that are not included in the scope of combination. These entities are presented in section 2 of the above list. The Mallarmé combined group shares distribution back-offices with the Arkema group in Europe, Americas and Asia. Revenue resulting from those shared distribution back-offices and related to the Mallarmé business is reflected in the combined carve-out financial statements for the presented years, as well as related costs, as the contractual customers risks are borne by the Mallarmé combined group. The Mallarmé combined group operates a manufacturing site in South Korea which is part of Arkema Co. Ltd. Although this site is not included in the scope of the contemplated transaction, the potential buyer of the Mallarmé combined group plans to enter into tolling and distribution business agreements with the Owner in order to purchase all the PMMA products manufactured by this site. Regardless of the discussions related to those agreements, the Mallarmé business of Arkema Co. Ltd has been carved-out and reflected in the Mallarmé combined carve-out financial statements.

Approach for the preparation of the combined carve-out financial statements The accounting policies applied in the combined carve-out financial statements are, to the extent applicable, consistent with accounting policies applied in the Arkema consolidated financial statements, as described in Section 2.3.2 – Accounting policies. In particular, the Mallarmé combined group has decided to apply IFRS 1.D16(a) whereby it retains the carrying amounts of its assets and liabilities as they were reported into Arkema’s consolidated financial statements. IFRS 1 - First-time adoption of international financial reporting standards was applied for the first time as of January 1, 2018, as the Mallarmé combined group was considered a first-time adopter on that date. The combined carve-out financial statements reflect all historical assets, liabilities, revenue, expenses, and cash flows that are reasonably attributable to the combined group. All of the allocations and estimates in the combined carve-out financial statements are based on assumptions that the management of Arkema believes are reasonable. However, they may not necessarily be indicative of the Mallarmé combined group’s financial position, results of operations, or cash flows had the combined group operated as a separate standalone group during the periods presented, nor are they necessarily indicative of future results. Furthermore, the combined carve-out financial statements do not reflect the financial impact of the separation of the Mallarmé combined group from Arkema, such as contractual agreements that were not effective in the presented periods. The Mallarmé business have been included in the combined scope as follows: Assets and liabilities attributable to Mallarmé have been identified based on historical operations and consistently with the scope of the combination as described above. Those assets and liabilities are included in the combined carve-out financial statements with a corresponding entry in owner’s net investment. Income and expenses have been allocated based on information available in Arkema’s accounting record for operational activities directly attributable to Mallarmé, and on information used to produce the Mallarmé management reporting. Income and expenses not directly attributable have been allocated consistently with the allocation of assets and liabilities to each activity including allocation keys defined by the management, when necessary as described below. Cash flows related to / from Mallarmé activities have been also analyzed on a basis consistent with the methods used to allocate assets and liabilities to each business. The main basis for the preparation of the combined carve-out financial statements are disclosed below: Intercompany balances and transactions All significant intercompany balances and transactions taking place within the combined group have been eliminated. Other balances and transactions taking place with other Arkema entities have not been eliminated but are presented as balances and transactions with related parties. Refer to Note 21 – Related parties for more details. Fixed assets Trademarks The Plexiglas® trademark in the United States and the Altuglas trademark both pertain to the Mallarmé business and are owned by Arkema France SA. Thus, they are reflected in the combined statement of financial position at their historical costs. Property, plant and equipment and other intangible assets All assets fully dedicated to the Mallarmé business are included in the combined scope. For legal entities carrying out several businesses, some property, plant and equipment, as well as intangible assets are shared between activities. In this case, they have been allocated in accordance with their use. The underlying depreciations have been allocated accordingly. However, shared assets which will not be legally transferred to the Mallarmé combined group have not been included in the combined scope. They consist mainly in shared headquarters and R&D centers, both located in the United States. An allocation of expenses related to the use of these shared assets is recorded in the combined income statement. Right-of use assets Right-of-use assets and lease liabilities related to the Mallarmé business have been identified and included in the combined group for the preparation of the combined carve-out financial statements based on a detailed review of the underlying lease contracts and reflect those leases that are expected to be transferred to the Mallarmé combined group.

Financial assets and liabilities Financial debts and financial instruments Management determined that no debt maintained at the Owner level, or in the legal entities carrying out several businesses, was specifically or entirely related to the combined group, nor did the combined group guarantee or pledge its assets as collateral for the Owner’s debt. As such, no Owner level debt has been allocated to the combined carve-out financial statements. However, the combined carve-out financial statements reflect loans and borrowings, and the related interest and financing costs, contracted by existing legal entities fully dedicated to the Mallarmé business with the Owner (considered as related parties’ transactions) and/or third parties. There are no derivatives financial instruments allocated to Mallarmé combined carve-out financial statements. Cash Amounts for cash are reflected in the combined carve-out financial statements only for legal entities fully dedicated to Mallarmé business. For carve-out business, cash are not reflected in the combined carve-out financial statements. For carve-out business, cash flows form part of additional funding from / (paid to) the Owner and are disclosed in the “Contribution from / (paid to) the Owner” line item of the combined statement cash flow statement. See Note i. for further details. These cash flows have been analyzed on a basis consistent with the methods and assumptions used to allocate assets and liabilities to each business. These flows derived from the Arkema historical consolidated financial statements. For instance, after the proper allocation of fixed assets to the carve-out business, the related cash flow statement implications associated with these balances (e.g., additions, disposals, and depreciation expense) have been allocated. Provisions for pensions and other long-term benefits The employees of the Mallarmé combined group participate in defined benefit pension plans and other long-term benefit plans. For all carve out entities, expenses related to defined benefit pension plans and other long-term benefit plans have been allocated based on the list of employees working for the Mallarmé business for each presented year. These expenses are recognized in the combined income statement as follows: The service costs are recognized as an operating expense in the Operating income; The interest costs are recognized as a financial expense in the Financial loss; The actuarial gains and losses are recognized as a non-recyclable comprehensive gain or loss in the Combined statement of comprehensive income. In the U.S., Arkema Inc. provides the benefits to eligible employees and retirees of Mallarmé. These plans have been considered multiemployer plans and the costs of participating employees of Mallarmé in these plans are reflected in the combined carve-out financial statements, while the related assets and liabilities are retained by Arkema Inc. Other provisions, liabilities and contingent liabilities Provisions, liabilities and contingent liabilities historically related to the Mallarmé business have been identified and allocated to the combined group on an item by item basis. Income statement items R&D costs Certain R&D services carried out at Arkema France SA shared R&D centers and related to R&D projects dedicated to the Mallarmé business are reflected in the carve-out combined income statement. Allocated R&D costs are not material. Service and fees costs Service and fees costs are disclosed as Selling and administrative expenses and include corporate expenses related to the Mallarmé business incurred by the Owner and the historical legal entities supporting the Mallarmé business. They are either recharged through management fees or directly incurred by legal entities. The management fees reflected in the combined carve-out financial statements are based on the amounts historically charged to Mallarmé legal entities by other Arkema entities. Fees charged to entities operating Mallarmé activities and other activities are allocated between the Mallarmé and other activities based on the same allocation keys historically applied at the legal entity level. Historical allocation keys consist in a pro rata allocation of fixed costs incurred by the legal entity per the total fixed costs incurred by all the legal entities of the Arkema group.

The management fees may not reflect the actual cost that would have been incurred if the Mallarmé business operated as a stand-alone basis for the periods presented. The expenses primarily related to manufacturing support services (health, safety and environment department, operational excellence department, supply chain, etc.) and support functions (finance, legal counsel, etc.), excluding Arkema’s Executive Committee. Corporate costs consist in costs incurred by legal entities and not recharged to other entities. They mainly include manufacturing support services and support functions (IT, HR, finance, legal counsel, etc.). They have been allocated to the combined group based on internal management input, including the related share of Mallarmé business in the overall fixed costs incurred by the legal entity. The allocations of corporate costs may not be indicative of the actual expense that would have been incurred had the Mallarmé combined group operated on a standalone basis. Income taxes For existing legal entities, the expense and the balances recognized in the combined carve-out financial statements correspond to the historical current and deferred income tax charges and balances. For the legal entities operating Mallarmé activities and other activities, income tax has been reflected as follows: The income tax expense has been estimated based on an income (loss) before tax of the Mallarmé activities as included in the combined carve-out financial statements adjusted for permanent differences related to the carve-out business, and based on the application of income tax rates to the legal entities; The deferred tax income/(expense) corresponds to the change in the net deferred tax assets / (liabilities) after the carve-out of the Mallarmé business, excluding the deferred tax income/(expense) recorded as Other comprehensive income (loss); and Current income tax expense has been calculated based on the income tax charge after deduction of deferred income tax expense and income. The current tax balances resulting from the accounting entries described above have been adjusted through the contribution from / (paid to) the Owner’s net investment of the combined carve-out financial statements as the “Corporate income tax” payable only reflects the historical tax payable balance due to the tax authorities in relation to existing legal entities fully dedicated to the Mallarmé business. Refer to Note 4 – Income taxes for more detail. Carried-forward tax losses are recognized as Deferred tax assets in the combined statement of financial position if they are deemed recoverable. Their recoverability is assessed based on estimates of taxable profits in the foreseeable future. When the recovery is no longer considered probable, the change in deferred tax balances is recognized in the income statement, except to the extent that it relates to items previously recognized outside the income statement. Share-based payments Some employees of the combined group participate in various share-based payment plans of the Owner. They have been granted free shares and performance shares in the periods and the related share-based compensation expenses, as determined under IFRS 2 - Share based payment, have been allocated to the Mallarmé combined group based on the amount of expense attributable to each employee assigned to the Mallarmé business during the presented periods with a corresponding increase in the Owner’s net investment. Owner’s net investment The Owner’s net investment includes the contribution from / (paid to) the owner, the dividend paid to the owner, the translation adjustments and the actuarial gains and losses on post-employment benefit obligations. The contribution from / (paid to) the owner balance in the combined carve-out financial statements of the Mallarmé combined group constitutes Arkema’s contribution, as the Owner, to the combined group and represents the excess of total assets over total liabilities. Thus, it is disclosed as transactions with related parties. It includes the effects of carve-out allocations from the Owner and the movements of financing provided to the carve-out Mallarmé business by the Owner in the absence of contractual agreement. Subsequent events The combined carve-out financial statements are consistent with the estimates reflected in Arkema consolidated financial statements as of and for the years ended 2020 and 2019. The Mallarmé group has evaluated subsequent events and transactions for disclosure through February 24, 2021, the date the financial statements were available to be issued.

Accounting standards and policies Accounting standards Mandatory standards, amendments and interpretations issued by the IASB which became effective on January 1, 2020 The following standards, amendments and interpretations - which had not been applied early by the Mallarmé combined group - had no significant impact on the combined carve-out financial statements. Amendments to IAS 39, IFRS 7 and IFRS 9 – Interest Rate Benchmark (IBOR) Reform – Phase 1; Amendments to IAS 1 and IAS 8 – Revised definition of material; Amendments to references to the Conceptual Framework in IFRS Standards. Standards, amendments and interpretations issued by the IASB (International Accounting Standards Board) and the IFRS IC (Interpretation Committee) but not yet in force for accounting periods commencing on or after January 1, 2020 The following standards, amendments and interpretations - which have not been applied early by the Mallarmé combined group – are not yet mandatory for accounting periods commencing on or after January 1, 2020. Amendment to IFRS 4 – Extension of the temporary exemption from applying IFRS 9; Amendments to IAS 39, IFRS 4, IFRS 7, IFRS 9 and IFRS 16 – Interest Rate Benchmark (IBOR) Reform – Phase 2; Amendment to IFRS 3 – Updating references to the Conceptual Framework; Amendment to IAS 16 – Proceeds before intended use; Amendment to IAS 37 – Onerous contracts – Cost of fulfilling a contract; IFRS 17 – Insurance contracts. This standard applies to any company that writes insurance contracts, reinsurance contracts or investment contracts with discretionary participation features. Amendment to IAS 1 – Classification of liabilities as current or non-current; Annual improvements to IFRS Standards (2018-2020 Cycle - IFRS 1, IFRS 9, IAS 41, IFRS 16). Accounting policies Use of judgment and estimates The preparation of the combined carve-out financial statements of the Mallarmé combined group required Arkema’s management to make estimates and determine assumptions that can have an impact on the amounts recognized in assets and liabilities at the statement of financial position date and have a corresponding impact on the income statement. Arkema’s management made its estimates and determined its assumptions based on past experience and taking into account different factors considered to be reasonable for the valuation of assets and liabilities. Use of different assumptions could have a material effect on these valuations. The main assumptions made by Arkema’s management in preparing the combined carve-out financial statements are those used for measuring the recoverable value of accounts receivable and inventory, property, plant and equipment and intangible assets, pension benefit obligations, deferred taxes and provisions. The disclosures concerning contingent assets and liabilities and off-balance sheet commitments also involve the use of estimates. Measurement basis The combined carve-out financial statements are prepared according to the historical cost convention, except for certain financial assets and liabilities which are recognized at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. IFRS 13 – Fair value measurement utilizes a fair value hierarchy across three levels: Level 1: fair value measured based on unadjusted prices quoted in active markets for identical assets or liabilities; Level 2: fair value measured based on models using observable data, either directly (i.e. prices), or indirectly (i.e. data derived from prices); Level 3: fair value measured based on market data not directly observable.

Foreign currency translation Translation of financial statements of foreign companies The functional operating currency of foreign companies in the scope of combination is their local currency, in which most of their transactions are denominated. Their balance sheets are translated into euros based on exchange rates at the end of the period; the statements of income and of cash flows are translated using the average exchange rates during the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Foreign exchange differences resulting from translation of the financial statements of these subsidiaries are recorded in “translation adjustments” in the Owner’s net investment in the combined carve-out financial statements. As a first-time adopter on January 1, 2018, the Mallarmé combined group has applied the exemption under IFRS 1.D13(a) to deem the cumulative foreign exchange differences to be zero on that date. Transactions in foreign currencies In application of IAS 21 - The effects of changes in foreign exchange rates, transactions denominated in foreign currencies are translated by the entity carrying out the transaction into its functional currency at the exchange rate applicable on the transaction date. Monetary balance sheet items are restated at the closing exchange rate at the balance sheet date. Gains and losses resulting from translation are recognized in current operating income, unless they result from unhedged financing, in which case they are included in the financial result. Intangible assets Intangible assets principally include patents and technologies, trademarks, software and IT licenses and capitalized contracts. Intangible assets are recognized in the statement of financial position at their acquisition or production cost, less any accumulated amortization and impairment losses recognized. Intangible assets other than trademarks with indefinite useful lives are amortized on a straight-line basis over 3 to 20 years depending on the pattern according to which the entity envisages using the future economic benefits related to the asset. The main categories of intangible assets and the amortization periods applied by the group are as follows: Patents: residual period until expiry of patent protection; Technologies: 15 to 20 years;; Software: 3 to 10 years; Licenses: term of the contract; Capitalized contracts: term of the contract; and Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) fees: protection period of study data. Trademarks Trademarks are recorded in the context of a business combination. As they have an indefinite useful life, they are subject to impairment tests as soon as any indicators of potential impairment are identified. Impairment tests are performed at least annually. Software and IT licenses Software development expenses for the design, programming and test phases are capitalized. Training costs, expenses related to change management, data transfer and subsequent maintenance costs are expensed. REACH As no specific IFRS IC interpretations exist on the subject, the Mallarmé combined group applies the following methods based on IAS 38 – Intangible assets : when most of the tests required for preparing the registration file have been acquired from a third party, the Mallarmé combined group records an operating right in the intangible assets; and when most of the expenses involved in preparing the registration file have been carried out internally or outsourced, the Mallarmé combined group capitalizes the development costs that meet the requirements for capitalization defined by IAS 38 – Intangible assets.

Gross value The gross value of items of property, plant and equipment other than rights of use corresponds to their acquisition or production cost in accordance with IAS 16 - Property, plant & equipment. Gross value is not subject to revaluation. Equipment subsidies are deducted directly from the cost of the assets which they financed. In accordance with IAS 23, borrowing costs that are directly attributable to financing tangible assets that necessarily take a substantial period of time to get ready for their intended use or sale are eligible for capitalization as part of the cost of the assets for the portion of the cost incurred over the construction period. Routine maintenance and repairs are charged to expense in the period in which they are incurred. Costs related to major maintenance turnarounds of industrial facilities which take place at intervals greater than 12 months are capitalized at the time they are incurred and depreciated over the period between two such turnarounds. In compliance with IFRS 16 – Leases, the right of use is recognized at an amount corresponding to the initial debt, adjusted for prepaid and accrued payments on the original lease, and any estimated repair costs. The right of use is amortized on a straight-line basis over the term of the lease. Depreciation Depreciation is calculated on a straight-line basis based on the acquisition or production cost. Assets are depreciated over their estimated useful lives by category of asset. The principal categories and useful lives are as follows: Machinery and tools:5 to 10 years Transportation equipment:5 to 20 years Specialized complex installations:10 to 20 years Buildings:10 to 30 years These useful lives are reviewed annually and modified if expectations change from the previous estimates. Such changes in accounting estimate are accounted for on a prospective basis. Impairment of long-lived assets The recoverable amount of property, plant and equipment and intangible assets is tested as soon as any indication of impairment is identified. A review to identify if any such indication exists is performed at each year end. This impairment test is performed at least once a year for the trademarks with indefinite useful lives. An asset’s recoverable amount corresponds to the greater of its value in use and its fair value net of costs of disposal. The value in use is determined based on the discounted future cash flows that are expected to be generated by the assets in question. Trademarks amount to €1.9M as of December 31, 2020 and 2019. They mainly relate to the Plexiglas® and Altuglas® whose rights have been acquired in 1951 and 1992, respectively. Lease rights-of-use Leases are recognised as follows: In the statement of financial position, the Mallarmé combined group recognizes an asset corresponding to the right to use the leased asset, and an equivalent lease liability representing the obligation to make lease payments for the duration of the reasonably certain lease term; In the income statement, the lease payment expense is recorded in “Depreciation, amortization and impairment”, and a financial interest expense is recorded in “Financial result”; and In the cash flow statement, the Mallarmé combined group presents repayments of the financial liability as “Cash flow from financing activities” and financial interest expense as “Cash flow from operating activities”. The Mallarmé combined group opted to use the following practical expedients: A practical expedient making it possible not to apply IFRS 16 to contracts that were not previously identified as containing a lease applying IAS 17 and IFRIC 4; Exemption from capitalization allowed for leases of less than twelve months; Exemption from capitalization for leases of assets with an individual value of less than US$5,000 when new.

Other investments These securities are recognized at fair value in accordance with IFRS 9 – Financial instruments. Loans and financial receivables These financial assets are recognized at amortized cost. The Mallarmé group recognizes a loss allowance for expected credit losses on investments in debt instruments that are measured at amortized costs. The amount of expected credit losses (ECL) is updated at year end to reflect changes in credit risk since initial recognition of the respective financial instrument. Accounts receivable Accounts receivable are initially recognized at the amount of consideration to which the group expects to be entitled in exchange for transferring promised goods or services. The Mallarmé group always recognizes lifetime ECL for accounts receivable. The expected credit losses on these financial assets are estimated using a provision matrix based on the Mallarmé group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at year end, including time value of money where appropriate. Cash Cash are liquid assets. Non-current and current debt (including accounts payable) Non-current and current debt (other than derivatives) is recognized at amortized cost. Inventories Inventories are valued in the combined carve-out financial statements at the lower of cost and net realizable value, in accordance with IAS 2 - Inventories. Cost of inventories is generally determined using the weighted average cost (WAC) method. Cost of manufactured products inventories includes raw material and direct labor costs, and an allocation of production overheads and depreciation based on normal production capacity. Start-up costs and general and administrative costs are excluded from the cost of manufactured products inventories. The net realizable value is the sale price as estimated for the normal course of business, less estimated costs for completion and sale. The recoverability is assessed based on the most reliable information on the date thereof and a valuation allowance is recorded to write down the inventories whose recovery is not considered probable. Provisions for pensions and other long-term benefits In accordance with IAS 19 (Revised) - Employee benefits, payments made in the context of defined contribution plans are recognized in expenses of the period, and obligations in respect of defined benefit plans are valued using the actuarial projected unit credit method, when applicable. Post-employment benefits For defined benefit plans, the valuation of obligations under the projected unit credit method principally considers: an assumption concerning the date of retirement; a discount rate which depends on the geographical region and the duration of the obligations; an inflation rate; assumptions in respect of future increases in salaries, rates of employee turnover and increases in health costs; and the most recent mortality statistics for the countries concerned.

Other long-term benefits In respect of other long-term benefits, and in accordance with applicable laws and regulations, provisions are recognized using a simplified method. Thus, if an actuarial valuation using the projected unit cost method is required, actuarial gains and losses and all past service costs are recognized immediately in the provision, with a corresponding entry being recognized to the income statement. The net expense related to pension benefit obligations and other employee benefit obligations is recognized in current operating income, except for: the effect of curtailments or settlements of plans, which are presented under the “Other income and expenses” caption in the case of substantial modifications to such plans; and the net interest expense and the actuarial gains and losses related to changes in the discount rate on other long-term benefits, which are classified within the financial result caption. Other provisions A provision is recognized when: the Mallarmé combined group has a legal, regulatory or contractual obligation to a third party resulting from past events. An obligation can also result from the Mallarmé combined group practices or public commitments that create a reasonable expectation among the third parties in question that the Mallarmé combined group will assume certain responsibilities; it is certain or probable that the obligation will lead to an outflow of resources to the benefit of the third party; and its amount can be estimated reliably and corresponds to the best possible estimate of the commitment. In exceptional cases where the amount of the obligation cannot be measured with sufficient reliability, disclosure is made in the Notes to the financial statements in respect of the obligation (see Note 15 – Liabilities and contingent liabilities). Provisions for protection of the environment, which are established or reviewed when a business is closed down or upon a formal request from the authorities, are the subject of an internal review every two years. These provisions are recognized or updated by a dedicated team which calls in specialized external assistance as and when required by the matters identified. When it is expected that the Mallarmé combined group will obtain partial or total reimbursement of the cost that was provided against, the expected reimbursement is recognized in receivables if, and only if, the Mallarmé combined group is virtually certain of the receipt. Long-term provisions, other than provisions for pensions and post-employment benefit obligations, are not inflation-indexed or discounted as the Mallarmé combined group considers that the impact of such adjustments would not be significant. The current (less than one year) portion of provisions is maintained within the “Other provisions” caption. Income statements items Sales Sales consist of sales of chemicals produced or marketed by the Mallarmé combined group. Sales are measured at the amount of the consideration to which the Mallarmé group expects to be entitled in exchange for transferring promised goods or service, net of returns, trade discounts and volume rebates. Sales are recognized when control of the goods is transferred to the customer. The transfer of control is determined mainly based on the terms and conditions of the sales contracts. Operating expenses Operating expenses correspond to the full cost of sales excluding research and development expenses and selling and administrative expenses which are reported on specific lines. Research and development expenses Research and development expenses include salaries, purchases, external services and amortization, and are recognized as incurred. Grants received are recognized as a deduction from research expenses. Other income and expenses Other income and expenses concern a limited number of non-current items of income and expense of a particularly material nature that the Mallarmé combined group presents separately in its income statement in order to facilitate understanding of its current operational performance. These items of income and expense notably include restructuring and environmental expenses which would hamper the interpretation of current operating income (including substantial modifications to employee benefit plans and the effect of onerous contracts).

Income taxes Current taxes Current taxes are the amount of income taxes that the Mallarmé combined group expects to pay in respect of taxable profits of combined companies in the period. They also include adjustments to current taxes in respect of prior periods. Deferred taxes The group uses the liability method whereby deferred taxes are recognized based upon the temporary differences between the financial statement and tax basis of assets and liabilities, as well as on tax loss carry forwards and other tax credits, in accordance with IAS 12 – Income taxes. Deferred tax assets and liabilities are valued at the tax rates that are expected to be applied in the year in which the asset will be realized or the liability settled, on the basis of tax rates and tax legislation that have been enacted or virtually enacted at the balance sheet date. The effect of any changes in tax rates is recognized in income for the period, unless it relates to items that were previously debited or credited through equity. Deferred tax assets and liabilities are not discounted. Deferred tax assets are recognized to the extent that their recovery is probable. In order to assess the likelihood of recovery of such assets, account is notably taken of the profitability outlook at the end of each period, determined by the Mallarmé combined group and historical taxable profits or losses. Deferred tax assets and liabilities are offset if a legally enforceable right to offset current tax assets and liabilities exists and if they relate to income taxes levied by the same tax authority. Cash flow statement Cash flows in foreign currencies are translated into euros using the average exchange rates of each period. Cash flow statements exclude foreign exchange differences arising from the translation into euros of assets and liabilities recognized in the statements of financial position denominated in foreign currencies at the end of the period (except for cash). In consequence, cash flows cannot be recalculated based on the amounts shown in the statement of financial position. The combined cash flow statement has been prepared using the indirect method, whereby income or loss is adjusted for the effects of transactions of a non-cash nature, any deferrals or accruals of past or future operating cash receipts or payments, and items of income or expense associated with investing or financing cash flows. For legal entities fully dedicated to the Mallarmé business, cash movements are pooled and transferred to a central treasury function outside of the combined group’s scope on a regular basis, resulting in the recognition of financing receivables (“cash advance”) or payables (“Other current debt”) in the combined carve-out financial statements and for which cash movements are presented in cash flows from (used in) investing activities or cash flows from (used in) financing activities depending on whether the amount is due from or due to the Owner. Refer to Intercompany balances and transactions paragraph in section 2.2.2, Note 8 – Other non-current assets and cash advance and Note 16 – Debt. Share-based payments In application of IFRS 2 – Share-based payments, free shares and free performance shares (“free shares”) granted by Arkema to management and certain Mallarmé group employees are measured at their fair value at the date of grant, which generally corresponds to the date of the Arkema Board of Directors’ meeting that granted the free shares. The fair value of rights under free share grants corresponds to the opening market price of the shares on the day of the Arkema Board of Directors’ meeting that decides on the grant, adjusted for dividends not received during the vesting period. The expense recognized also reflects the probability that the presence condition and performance criteria will be fulfilled. This expense is included in personnel expenses on a straight-line basis over the vesting period of the of the rights. Notes to the combined carve-out financial statements Note 1 - Information by operating segment and geographical area Information by operating segment As required by IFRS 8 – Operating segments, segment information for the Mallarmé group is presented in accordance with the business divisions identified in the internal reports that are regularly reviewed by the Senior executives and the Managing Director in order to allocate resources and assess financial performance.

The Mallarmé combined group has operating segments (hereafter “divisions”): Europe, Americas and South Korea. Senior executives supervise these divisions. They report directly to the Managing Director of the Mallarmé group, the group’s chief operating decision-maker as defined by IFRS 8 and are in regular contact with her for the purpose of discussing their sector’s operating activity, financial results, forecasts and plans. The content of the divisions is as follows: Europe: Altuglas International SAS (France), Altuglas International Denmark A/S (Denmark) and Mallarmé business carve-out from: Arkema S.r.l (Italy) and Arkema France SA (France); Americas: Mallarmé business carve-out from: Arkema Delaware Inc (United States), Arkema Mexico S.A. de C.V. (Mexico) and Arkema Mexico Servicios S.A. de C.V (Mexico); South Korea: Mallarmé business carve-out from: Arkema Co. Ltd (South Korea). Operating income and assets are allocated between business divisions. Inter-division sales are sales with other divisions. They take place at market prices. The financial performance of 2020 was marked strongly by the effects of the Covid-19 pandemic. Sales for the year were significantly impacted by the substantial decline in global demand, linked to the scale of the governmental lockdown measures introduced in many countries, initially in the spring, then a lesser extent in the autumn during the second wave of the pandemic.

(1)Sales, Inter-division sales and Total sales are presented based on the geographical location of the manufacturing sites. (2)Excluding right-of-use assets relating to leases, see Note 7 – IFRS 16 lease rights-of-use and related lease liabilities. Current operating income and adjusted EBITDA To monitor and analyze the financial performance of the Mallarmé group and its activities, The Managing Director of the Mallarmé group uses certain financial indicators. These financial indicators, that are not defined by the IFRS, are defined as follows: The “Current operating income” corresponds to the Operating income excluding other income and expenses. The “Adjusted Earnings Before Interest Taxes Depreciation & Amortization (adjusted EBITDA)” corresponds to the Operating income excluding (i) Other income and expenses and (ii) Depreciation, amortization and impairment of tangible and intangible assets. The following chart presents a reconciliation of these indicators and the aggregates from the combined carve-out financial statements under IFRS. (In million s of euros)Notes20202019 OPERATING INCOME1 02.71 - Other inco me and expenses 0.5 0.5 CURRENT OPERATING INCOME1 02.21 - Depreciati on, amortization and impairment of tangible and intangible assets(2 5.8)(2 6.3) Adjusted EBITDA1 27.91 38.4 64.7 Information on sales by geographical area Sales, which correspond to sales with third parties to the Arkema group and sales with related parties to the Mallarmé group, are presented based on the geographical location of customers. (1)Excluding right-of-use assets relating to leases. Note 2 - Other income and expenses

In 2020, restructuring and environment expenses mainly relate to the gain on the disposal of the Bernouville land. In 2019, restructuring and environment expenses mainly relate to the Bernouville site, see Note 15 – Liabilities and contingent liabilities. Note 3 - Financial loss Financial loss includes the cost of debt adjusted for capitalized financial expenses, and as regards provisions for pensions and employee benefits, the interest cost, the expected return on plan assets and the actuarial gains and losses related to changes in the discount rate on other long-term benefits. Note 4 - Income taxes Income tax expense The income tax expense is broken down as follows: Analysis by source of net deferred tax assets (liabilities) The analysis by source of the net deferred tax assets (liabilities) is as follows, before offset of assets and liabilities at fiscal entity level: (1)As of December 31, 2020, carried-forward tax losses recognized as Deferred tax assets amount to €1.2m and relate to lax losses incurred by Altuglas International SAS before its entering into the scope of the tax consolidation group borne by Arkema S.A.

(1)As of December 31, 2019, carried-forward tax losses recognized as Deferred tax assets amount to € 1.2m and relate to lax losses incurred by Altuglas International SAS before its entering into the scope of the tax consolidation group borne by Arkema S.A. After offsetting assets and liabilities at fiscal entity level, deferred taxes are presented as follows in the balance sheet: Reconciliation between income tax expense and pre-tax income In 2020 and 2019, the French corporate income tax rate included the standard tax rate 31% in 2020 and 33.33% in 2019 and the additional social contribution. The overall income tax rate therefore stood at 32.02% and 34.43% in 2020 and 2019. The net impact of the French “CVAE” tax (Cotisation sur la Valeur Ajoutée des Entreprises) is included in permanent differences. Expiry of tax losses available for carry forward The Mallarmé group’s recognized tax losses do not expire. In addition, they are no unrecognized tax losses that can be carried forward indefinitely as of December 31, 2020 and 2019.

Income tax– Information reflecting separate return basis of the Mallarmé combined group For financial statements expected to be included in a SEC filing, the separate-return method for allocating taxes provision is preferable to other methods and, if the separate-return method is not used, a pro forma income statement is required for the most recent annual and interim periods, including a tax provision determined by using the separate-return method (Staff Accounting Bulletin SAB Topic 1B). Under the separate-return method, income tax expense (or benefit), deferred tax and tax provision balances are determined as if the carve-out group had filed separate tax returns historically. Accordingly, the following income statement reflect adjustment resulting from the application of the separate-return method for the year ended December 31, 2020 (1) For the year ended December 31, 2020, the adjustment on income tax provision based on separate-return method amounts to € 0.1m and relates mainly to Arkema Inc (state taxes and FDII), Arkema Srl (IRAP) and Altuglas International SAS. Note 5 - Intangible assets Intangible assets

(1)Goodwill relates to Mallarmé business in the United States and is fully impaired since 2005. (2)Capitalized contracts and intangible assets in progress are mainly related to the MMA supply capacity reservation. Changes in intangible assets Changes in the net book value of intangible assets are as follows: Note 6 - Property, plant and equipment Property, plant and equipment

Other property, plant and equipment mainly comprised machinery and tools amount €53.9m and €72.2m as of December 31, 2020 and 2019, respectively, and accumulated depreciation and provisions for impairment of €46.1m and €63.7m as of December 31, 2020 and 2019, respectively. Changes in property, plant and equipment excluding rights-of-use Changes in the net book value of property, plant and equipment excluding rights of use are as follows: Note 7 – IFRS 16 lease rights-of-use and related lease liabilities Rights-of-use and related lease liabilities As of December 31, 2020, the net book value of the rights of use associated with leases amounts to €3.9m. As of December 31, 2019, the net book value of the rights of use associated with leases amounts to €2.9m. Changes in rights-of-use Changes in the net book value of rights of use are as follows: (In millions of euros)20202019

Lease liability The IFRS 16 debt amounts to €3.9m and €2.9m as of December 31, 2020 and 2019, respectively (see Note 16 – Debt). The total non-discounted value of the Mallarmé group’s future lease payments amounts to €4.1m as of December 31, 2020, maturing as follows: The cash outflows associated with leases amount to €1.7m for the years ended December 31, 2020. The financial expenses related to the IFRS 16 debt amount to €0.1m for the year ended December 31, 2020. The application of exemptions for short-term leases and leases of low-value assets concerns amounts that are not material at the Mallarmé group level. Note 8 - Other non-current assets and cash advance Other non-current assets are broken down as follows: (1)Relate mainly to a receivable from Arkema SA as a result of tax credits generated by Altuglas International SAS. Cash advance amounts to €3.3m and nil as of December 31, 2020 and 2019, respectively. It corresponds to a financing receivable of Altuglas International SAS as a result of the cash pool agreement with Arkema France SA (see Note 21 – Related parties). Note 9 - Inventories

(1)The valuation allowance mainly relates to finished products and spare parts. Note 10 - Accounts receivable, other receivables and prepaid expenses Account receivables are stated net of a bad debt provision and amount to €52.9m and €60.4m as of December 31, 2020 and 2019, respectively. Bad debt provision amounts to €1.6m and €1.2m as of December 31, 2020 and 2019. Other receivables and prepaid expenses notably include receivables from governments in an amount of €1.9m and €2.3m as of December 31, 2020 and 2019, respectively, including €1.5m of VAT as of December 31, 2020 and 2019. Details of accounts receivable net of valuation allowances are presented in Note 17 – Management of risks related to financial assets and liabilities, section Credit risk. Note 11 - Cash Note 12 - Owner’s net investment Dividends Altuglas International Denmark A/S paid dividends of €0.1m in 2020 and 2019. Translation adjustments The change in translation adjustments recognized in other recyclable comprehensive income comprises the impacts of movements on the USD, MXN, DKK and KRW currencies. Contribution from / (paid to) the Owner The contribution from / (paid to) the Owner reflects the excess of total assets over total liabilities as a result of the allocations of the income statement and the statement of financial position and considering that the cash balances related to the carve-out entities are not carved-out. Note 13 - Provisions for pensions and other employee benefits As of December 31,

Confidential

(In millions of euros)	2020	2019
Provision recognized in liabilities	6.4	6.5
Net provisions for pensions and employee benefits	**6.4**	**6.5**

In accordance with the laws and practices of each country, the employees of Mallarmé combined group participates in employee benefit plans offering retirement, healthcare and similar coverage, and special termination benefits, which are borne by the legal entities fully dedicated to Mallarmé business or the legal entities not included in the scope but whose Mallarmé business is carved out and included in the Mallarmé combined group. These plans provide benefits based on various factors including length of service, salaries, and contributions made to the national bodies responsible for the payment of benefits. These plans are either defined contribution plans or defined benefit plans. In some cases, they can be either partly or totally funded by investments in dedicated plan assets, mutual funds, general funds of insurance companies or other assets.

The principal defined benefit plan is related to Arkema Inc. in the U.S. This defined benefit plan has been considered as being part of a multiemployer plan in which both employees of Mallarmé and employees of the Owner participate and where Arkema Inc. has retained the assets and liabilities of the plan. This plan is frozen since the year ended December 31, 2019 and no new rights can be earned except in the case of a few employees. Under this plan, beneficiaries receive a lump sum or an annuity when they retire. The plan is pre-funded, and the assets funding it are subject to the minimum funding rules laid down in the federal Pension Protection Act. A complementary healthcare plan covering certain medical expenses or insurance premiums for retired employees and their dependents is still open to new members; this plan is not pre-funded.

In France, the employee benefits include the end of service benefit (being a lump-sum paid when employee retires) and jubilee awards, both accounted for as defined benefit plans.

In Italy, the historical TFR plan has been closed and replaced by a defined contribution plan before 2016. Therefore, the changes in provisions only relate to interest cost and the reversal of provision upon leaving of the employees.

Expense in the income statement

The expense related to defined benefit plans is broken down as follows:

(In millions of euros)	Pension obligations		Healthcare and similar coverage		Total post-employment benefits	
	2020	2019	2020	2019	2020	2019
Current service cost	1.2	1.3	0.0	0.1	1.3	1.4
Past service cost	(0.0)	-	-	-	(0.0)	-
Settlements	(0.0)	-	-	-	(0.0)	-
Interest expense	1.1	1.3	-	0.1	1.2	1.4
Expected return on plan assets	(0.8)	(0.9)	-	-	(0.8)	(0.9)
(Income)/ Expense	**1.6**	**1.8**	**0.1**	**0.1**	**1.6**	**1.9**

Change in net provisions over the period

(In millions of euros)	Pension obligations 2020	2019	Healthcare and similar coverage 2020	2019	Total post-employment benefits 2020	2019
Net liability (asset) at beginning of year	**5.2**	**4.7**	**0.1**	**0.1**	**5.3**	**4.8**
Provision recognized in liabilities	5.2	4.7	0.1	0.1	5.3	4.8
(Income)/Expense for the period	1.2	1.3	0.0	0.1	1.2	1.4
Net interest expense	0.4	0.5	0.0	0.1	0.4	0.5
Net contributions and benefits paid by the employer	(2.1)	(0.7)	(0.0)	-	(2.1)	(0.7)
Translation adjustments	(0.1)	-	(0.0)	-	(0.1)	-

27

Confidential

Actuarial gains and losses.	(0.1)	0.1	(0.0)	-	(0.1)	0.1
Reclassification to the contribution from / (paid to) the Owner	0.6	(0.7)	(0.0)	(0.1)	0.6	(0.8)
Net liability (asset) at year-end	**5.1**	**5.2**	**0.1**	**0.1**	5.2	**5.3**
Provision recognized in liabilities	5.1	5.2	0.1	0.1	5.2	5.3

Valuation of obligations and provisions at year-end

Present value of benefit obligations

	Pension obligations		Healthcare and similar coverage	
(In millions of euros)	**2020**	**2019**	**2020**	**2019**
Present value of benefit obligations at beginning of year	**5.5**	**5.4**	**0.1**	**0.1**
Current service cost	1.2	1.3	0.0	0.1
Net interest expense	1.1	1.3	0.0	0.1
Benefits paid	(2.9)	(1.6)	(0.0)	-
Actuarial (gains) and losses	(0.1)	0.1	-	-
Translation adjustments	(0.1)	0.0	-	-
Reclassification to contribution from / (paid to) the Owner	0.8	(1.0)	(0.0)	(0.1)
Present value of benefit obligations at year-end	**5.5**	**5.5**	**0.1**	**0.1**

Change in fair value of plan assets

Plan assets are mainly located in the United States and France.

	Pension obligations	
(In millions of euros)	**2020**	**2019**
Fair value of plan assets at beginning of year	**(0.4)**	**(0.7)**
Interest income	(0.7)	(0.9)
Employer contributions	(1.8)	(0.5)
Benefits paid from plan assets	2.6	1.3
Actuarial (gains) and losses	0.0	0.0
Other	0.1	0.1
Translation adjustments	0.0	-
Reclassification to contribution from / (paid to) the Owner	(0.1)	0.3
Fair value of plan assets at year-end	**(0.4)**	**(0.4)**

Actuarial assumptions

The main assumptions for pension obligations and healthcare and similar coverage are as follows:

	As of December 31,					
	2020			2019		
(In millions of euros)	France	Rest of Europe	USA	France	Rest of Europe	USA
Discount rate	1.00	0.75	2.25	1.25	1.30	3.15
Rate of increase in salaries	2.18-2.5	1.00-3.50	4.17	2.3-2.50	1.20-3.50	4.16

The discount rate is determined based on indexes covering bonds by issuers with an AA credit rating, for maturities consistent with the duration of the above obligations.

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The rate of increase in healthcare costs has a negligible impact in the United States as a ceiling has been applied since mid-2006, and in Europe since 2008. The impact has been limited to the rate of inflation during the period over which rights vest. Note 14 - Other provisions Furthermore, certain provisions are covered by non-current assets (receivables and deposits): (1)Reversals from restructuring provisions on use correspond to the Bernouville site. (to additional indemnities paid to employees in 2019). Furthermore, certain provisions were covered by non-current assets (receivables and deposits):

Provisions for environmental contingencies Provisions for environmental contingencies are recognized to cover expenses related to soil and water table clean-up, mainly in relation to the site in Porto Marghera (Italy). Restructuring provisions Restructuring provisions relate to the closure of the Bernouville site (France), which was announced in May 2015. Other provisions Other provisions relate to various operating liabilities and charges in the United States and in France (occupational illness). Note 15 - Liabilities and contingent liabilities Environment The Mallarmé group’s business activities are subject to constantly changing local, national and international regulations on the environment and industrial safety, which entail meeting increasingly complex and restrictive requirements. In this regard, these activities can involve a risk of the Mallarmé group’s liability being called upon, particularly in respect of clean-up of sites and industrial safety. Considering the provisions for environmental contingencies recognized, the Arkema’s general management considers that the environmental liabilities identified at this point are valued and recognized to the best of their knowledge in the Mallarmé combined carve-out financial statements, see Note 14 - Other provisions. However, if laws, regulations or government policy in respect of environmental matters were to change, the Mallarmé group’s obligations could change, which could lead to additional costs. Clean-up of sites The competent authorities have made, are making or may in the future make specific demands that the Mallarmé group rehabilitate or control emissions at certain sites that it is currently operating, or that it operated or disposed of in the past, at neighbouring sites or at sites where the Mallarmé group stored or disposed of waste. Sites currently in operation The Mallarmé group has certain sites which are probably polluted in view of their age and the range of activities that are carried out on them, or that were carried out on them in the past. As regards to these sites, certain situations have been identified and the Mallarmé group has already carried out certain clean-up work, or otherwise developed action plans and recognized provisions in order to cover future clean-up work. However, in the light of (i) the uncertainties over the technical means to be implemented, (ii) potential issues that are unknown, (iii) uncertainties over the actual time required for remediation compared with the estimated time (e.g. “pump and treat”), and (iv) potential changes in regulations, the possibility that the expenses the Mallarmé group will incur will be higher than the amounts covered by provisions cannot be excluded. Additional requirement related to Porto Marghera On October 13, 2020, Arkema Srl received from the Ministry of the Environment a draft permit relating to Porto Marghera including new requirements (primarily on air emissions, water discharge and asbestos) in the frame of the review of the plant Integrated Environmental Authorization in 2021. This could lead to a minimum cost of €0.5m mainly capital expenditures. Labor litigation Occupational illness (France) In the manufacture of its products, the Mallarmé group uses and has used toxic or hazardous substances. Despite the safety and monitoring procedures that have been instituted at Mallarmé group level and for each production site, Mallarmé group employees may have been exposed to such substances and may develop specific pathologies as a result of such exposure. In this respect, like most industrial companies, in the past, the Mallarmé group has used a variety of insulating or heat-proofing materials containing asbestos in its production facilities. Consequently, certain employees may have been exposed to such materials before they were gradually eliminated and replaced with substitute products. At its French sites, the Mallarmé group anticipated the regulatory provisions applicable to asbestos (Decrees no. 96-97 and 96-98 of 7 February 1996 and Decree No. 96-1133 of 24 December 1996). The group made an inventory of building materials within its premises that contained asbestos, notified employees of the results of these investigations and took the collective and individual protective measures required by the applicable laws. However, claims for occupational illness related to past asbestos exposure have been filed against the group, mostly for periods before 1980. Given the latency period of asbestos-related pathologies, a large number of claims for occupational illness are likely to be filed in the years ahead.

Note 16 - Debt The Mallarmé group net debt amounted to €4.8 m and €5.3m as of December 31, 2020 and 2019, respectively, taking account of cash of €0.7m as of December 31, 2020 and 2019. Analysis of net debt by category (1)Of which €1.6 m and €2.9m result from transactions with related parties as of December 31, 2020 and 2019, respectively; IFRS 16 debt The maturities of the Mallarmé group’s future lease payments, at non-discounted value, are presented in Note 7 – Rights-of-use and related lease liabilities. Analysis of debt excluding IFRS 16 debt by currency Mallarmé group’s debt excluding IFRS 16 debt is mainly denominated in euros. Analysis of debt excluding IFRS 16 debt by maturity The breakdown of debt excluding IFRS 16 debt including interest costs by maturity is as follows: Note 17 - Management of risks related to financial assets and liabilities The Mallarmé group’s businesses expose it to various risks, including market risks (risk of changes in exchange rates, interest rates and the prices of raw materials, energy and equities), credit risk and liquidity risk. Foreign currency risk The Mallarmé group is exposed to transaction risks and translation risks related to foreign currencies.

Confidential

As of December 31, 2020, and 2019, the Mallarmé group's balance sheet exposure in transaction currencies other than the euro is as follows:

2020					
Group exposure to operating foreign currency risk *(In millions of euros)*	**USD**	**DKK**	**MXN**	**KRW**	**Other currencies**
Accounts receivable	25.4	0.5	0.0	1.6	0.8
Accounts payable	(27.8)	(0.3)	(0.4)	(3.0)	(0.1)
Bank balances and loans/borrowings	-	(1.6)	-	-	-
Off balance sheet commitments	-	-	-	-	-
NET EXPOSURE	**(2.4)**	**(1.4)**	**(0.4)**	**(1.4)**	**0.7**

2019					
Group exposure to operating foreign currency risk *(In millions of euros)*	**USD**	**DKK**	**MXN**	**KRW**	**Other currencies**
Accounts receivable	30.7	0.6	0.2	1.3	0.7
Accounts payable	(30.8)	(0.4)	(0.1)	(2.6)	(0.1)
Bank balances and loans/borrowings	-	(1.9)	-	-	-
Off balance sheet commitments	-	-	-	-	-
NET EXPOSURE	**(0.2)**	**(1.8)**	**0.1**	**(1.3)**	**0.6**

This net exposure comprises all Mallarmé group entities' outstanding amounts stated in any of the above currencies, whether their accounting currency is one of those currencies or a different currency.

Interest rate risk

Exposure to interest rate risk is managed by the Arkema group's central treasury department and simple derivatives are used as hedging instruments. The Mallarmé group has not entered into any interest rate hedges as of December 31, 2020 or 2019.

Liquidity risk

The Arkema group's central treasury department manages the liquidity risk associated with the Mallarmé group's debt and owner's net investment.

Liquidity risk is managed with the main objective of providing the Mallarmé group with sufficient financial resources to honour its commitments, and, in the context of meeting this objective, optimizing the annual financial cost of the debt.

In almost all cases, the Mallarmé group entities obtain their financing from, and manage their cash with, Arkema France SA or other group entities that manage cash pooling mechanisms.

The Mallarmé group's net debt and owner's net investment amounts to €159.0m and €180.5m as of December 31, 2020 and 2019, respectively. It represents 1.24 and 1.10 times the adjusted EBITDA for the years ended December 31, 2020 and 2019, respectively.

Note 16 – *Debt* provides details of the maturities of debt.

Credit risk

The group is potentially exposed to credit risk on its accounts receivable and as regards its banking counterparties.

Credit risk on accounts receivable is limited because of the large number of its customers and their dispersion. No customer represented more than 3.5% and 2.8% of the Mallarmé group sales in 2020 and 2019, respectively. The Mallarmé combined group's general policy for managing credit risk involves assessing the solvency of each new customer before entering into business relations: each customer is allocated a credit limit, which constitutes the maximum level of outstanding (receivables plus orders) accepted by the Mallarmé combined group, based on the financial information obtained on the customer and the analysis of solvency carried out by the Mallarmé combined group. These credit limits are revised regularly and, in any case, every time that a material change occurs in the customer's financial position. Customers who cannot obtain a credit limit because their financial position is not compatible with the Mallarmé group's requirements in terms of solvency only receive deliveries when they have paid for their order.

For several years, the Arkema group has covered its accounts receivable credit risk through a global credit insurance program. On account of the statistically low bad debt rate experienced by the Mallarmé combined group, the rate of cover is significant. Customers with whom the

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Mallarmé combined group wishes to continue commercial relations but which are not covered by this insurance are subject to specific centralized monitoring. In addition, the Mallarmé combined group’s policy for recognizing bad debt provisions in respect of receivables not covered by credit insurance, or the portion of receivables that are not so covered, has three components: receivables are individually provided against as soon as a specific risk of loss (economic and financial difficulties of the customer in question, entry into receivership, etc.) is clearly identified. The Mallarmé combined group may also recognize general provisions for receivables that are overdue for such a period that the Mallarmé group considers that a statistical risk of loss exists. These periods are adapted depending on the geographical regions in question. Finally, the Mallarmé group makes sure that the provisions determined in this way are not lower than expected credit losses, which are estimated based on individual credit scores for customers, multiplied by coefficients for the probability of default. As of December 31, 2020, and 2019, account receivables net of provisions are distributed as follows: Accounts receivable net of provisions (In millions of euros) 2020 2019 Receivables not yet due 52.1 57.1 Receivables overdue by 1-15 days 0.7 2.4 Receivables overdue by 16-30 days 0.1 0.4 Receivables overdue by more than 30 days 0.1 0.4 TOTAL NET RECEIVABLES 52.9 60.4 The net carrying amount of financial assets indicated in Note 18 – Presentation of financial assets and liabilities represents the maximum exposure to credit risk. Note 18 - Presentation of financial assets and liabilities The breakdown of financial assets and liabilities by accounting categories is as follows: 2019 IFRS 9 category: Class of instrument (In millions of euros) Assets/liabilities measured at fair value through profit or loss Assets/liabilities measured at fair value through the Owner’s net investment Assets/liabilities measured at amortized cost Total net carrying amount Other investments-0.6-0.6

As of December 31,2020, and 2019, the fair value of financial assets and liabilities is approximately equal to the net carrying amount., Note 19 - Accounts payable, other creditors and accrued liabilities Accounts payable amount to €66.4m and €62.0m as of December 31, 2020 and 2019, respectively. Other creditors and accrued liabilities mainly comprise employee-related liabilities for €8.7m and €9.3m as of December 31, 2020 and 2019, respectively and amounts owing to governments for €2.3m and €1.5m as of December 31, 2020 and 2019, respectively. Note 20 - Personnel expenses Personnel expenses, including free share grants (see Note 22 – Share based payments), amount to €66.3m and €68.4m in 2020 and in 2019, respectively. They comprise wages and salaries and IFRS 2 expenses of €51.6m and €53.1m in 2020 and in 2019, respectively and social charges of €14.7m and €15.3m in 2020 and in 2019, respectively. Note 21 - Related parties In accordance with IAS 24 – Related party disclosures, a related party is a person or entity that is related to the Mallarmé group. This may include: A person or a close member of that person’s family if that person: Has control, or joint control of, or significant influence over the Mallarmé group; or Is a member of the key management personnel of the Mallarmé group or of a parent of the Mallarmé group. An entity is related to the Mallarmé group if any of the following conditions applies: The entity and the Mallarmé group are members of the same group; The entity is an associate or joint venture of the Mallarmé group; The entity is jointly controlled or owned by a member of the key management personnel of the group; or The entity provides key management personnel services to the Mallarmé group. A related party transaction is a transfer of resources, services or obligations between a reporting entity and a related party. Related parties identified by the Mallarmé group Related parties identified by the Mallarmé group include: The parent company of the Mallarmé group, Arkema SA, and its subsidiaries not included in the scope of combination of the Mallarmé group; and The key management personnel of the Mallarmé group - made of six senior executives – who has the authority and responsibility for planning, directing and controlling the activity of the Mallarmé group. Transactions with related parties Transactions have been concluded under normal market conditions, i.e. comparable to those that would usually take place between independent parties.

Transactions with the Owner of the combined group The Mallarmé group entities have entered into services agreements with Arkema SA, their parent company. Service agreements between Arkema S.A. and Arkema S.r.l, Arkema Mexico S.A. de C.V, Altuglas International SAS, Arkema Inc. and Arkema Co. Ltd Arkema S.A. entered into individual service agreements with Arkema Inc, Arkema S.r.l, Arkema Mexico S.A. de C.V, Arkema Inc. and Arkema Co. Ltd in 2017, and with Altuglas International SAS in 2018. The purpose of these service agreements is for Arkema S.A. to provide a strategic, technical and functional expertise to the Mallarmé group entities, as well as to render services upon request (services offered include strategy, insurance, tax, client risk, financial operations and optimization, logistics, operational excellence, procurement, and health, safety and environment services). In exchange, Arkema S.A. receives a remuneration equal to (i) the actual costs incurred, increased by a “mark-up” margin, for all services except procurement, (ii) a commission calculated as a percentage of the purchases made by Arkema S.A. on behalf of the Mallarmé group entities for procurements services. These agreements have been entered into for a period of one year starting January 1, 2017 and are automatically extended for periods of one year in the absence of termination notice from one of the parties to the contract. Service agreement between Arkema Inc. and Arkema S.A. Arkema Inc. entered into a service agreement with Arkema S.A. in 2017. The purpose of the service agreement is for Arkema Inc. to provide strategic advisory services (services offered include determining strategic orientation, assisting in the completion of annual/forecast phases and improvement of performance, assisting in the recruitment of top executives, and sharing best practices). In exchange, Arkema Inc. receives a remuneration equal to the actual complete costs incurred, increased by a “mark-up” margin. This agreement has been entered into for a period of one year starting January 1, 2017 and is automatically extended for periods of one year in the absence of termination notice from one of the parties to the contract. In addition to the service agreement described above, Altuglas International SAS entered into a tax consolidation agreement with Arkema SA. Tax consolidation agreement between Arkema S.A. and Altuglas International SAS In 2007, Arkema SA entered into a tax consolidation agreement with Altuglas International SAS for an indefinite period starting January 1st, 2007. The agreement was amended in 2014 for a new indefinite period starting January 1, 2014. As Altuglas International meets the eligibility requirements to be integrated to its parent company - Arkema SA - for tax purposes, the two companies are treated as a single entity for tax purposes and only file one single tax return. The agreement respects the tax neutrality principle. Transactions with the Owner’s subsidiaries outside the Mallarmé group Cash-pooling agreements between Arkema France SA and Altuglas International SAS and Altuglas International Denmark Arkema France SA entered into cash-pooling agreements with Altuglas International S.A (former legal form of Altuglas International S.A.S) in 2007 and with Altuglas International Denmark in 2008. Upon these contracts, Arkema France SA organizes, coordinates and optimizes these entities’ cash requirements and surplus. In exchange, Arkema France SA receives a remuneration equal to the spread between the borrowing and lending interest rates applied. These interest rates are calculated for each currency based on: the EONIA, LIBOR GBP, LIBOR JPY and LIBOR DKK rates adjusted with a positive or negative margin for Altuglas International S.A., the EONIA and LIBOR DKK rates adjusted with a positive or negative margin for Altuglas International Denmark. These agreements have been entered into for an indefinite period in the absence of termination notice from one of the parties to the contract, starting: April 17, 2007 for Altuglas International S.A, May 5, 2008 for Altuglas International Denmark. They have been amended, to update the interest rates applied, on: February 1, 2015 for Altuglas International Denmark, October 22, 2007 for Altuglas International S.A.

Compensation of key management personnel Key management personnel of a group, as defined in IAS 24, are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity. The key management personnel of the Mallarmé group are the Senior executives (including the Managing Director). The compensation and benefits of all kinds recognized in expenses by the Mallarmé group are as follows: Salaries and other short-term benefits comprise all types of remuneration recorded, including variable amounts, bonuses, attendance fees and benefits in kind. Impact on the combined carve-out financial statements An overview of related party transaction with other Arkema group units and associates is as follows: Relate to sales with other business of Arkema Group, which are shown on the combined carve-out financial statement as Owner’s net investment. Relate to the management fees and the corporate costs incurred by the owner and allocated to the combined income statement (see Note 2.2.2 Service and fees costs), which are shown on the combined carve-out financial statement as Owner’s net investment. An overview of balance sheet positions with other Arkema group units and associates is as follows: (1) Include, among others, employee benefit plan (see Note 13 - Provisions for pensions and other employee benefits), income taxes, (see Note 4 - Income taxes), sales and cash activities with other business of Arkema Group. Note 22 - Share-based payments The following share plans have been put in place by the Board of Directors of the Arkema group:

On 29 October 2019, two performance share plans for the benefit of employees, particularly employees with responsibilities whose exercise influences the Arkema group’s results, On 4 November 2020, two performance share plans for the benefit of employees, particularly employees with responsibilities whose exercise influences the Arkema group’s results. Movements in the free share plans granted to Mallarmé employees as of December 31, 2020 are as follows: Total number of shares still to be granted as of December 31, 202034,110 (1) Include 589 additional shares granted as a result of outperformance. (2) Include 86 additional shares granted as a result of outperformance. (3) May be raised to a maximum of 110% in the event of outperformance. (4) May be raised to a maximum of 120% in the event of outperformance. Movements in the free share grant plans existing as of December 31, 2019 are as follows:

Total number of shares still to be granted as of December 31, 201936,519 (1) Include 258 additional shares granted as a result of outperformance. (2) Include 589 additional shares granted as a result of outperformance. (3) May be raised to a maximum of 110% in the event of outperformance. (4) May be raised to a maximum of 120% in the event of outperformance. The IFRS 2 expense recognized in respect of free shares amounts to €0.8m for the years ended December 31, 2020 and 2019. Note 23 - Information on cash flows Additional information on amounts received and paid as operating cash flows are presented below: Details of the monetary change in working capital are as follows: Note 24 - Off-Balance sheet commitments Off-balance sheet commitments given in the Mallarmé combined group’s operating activities The main commitments given are summarized in the table below: (1)Mainly relate to the purchase of energy for the Porto-Marghera site (Italia). In the normal course of business, the Mallarmé combined group has signed multi-year purchase agreements for energy for the operational requirements of its factories, in order to guarantee the security and continuity of supply. Signature of such contracts over initial periods generally comprised between one and ten years is a normal practice for companies in the Mallarmé combined group’s business sector in order to cover their needs. These purchase commitments were valued taking into account, on a case-by-case basis, the Mallarmé combined group’s financial commitment to its suppliers, as certain of these contracts include clauses which oblige the Mallarmé combined group to take delivery of the minimum volumes as set out in the contract or, otherwise, to pay financial compensation to the supplier. Depending on the case, these commitments are reflected in the purchase contracts in the form of notice periods, indemnification to be paid to the supplier in case of early termination of the contract or “take or pay” clauses. The value of these agreements thus corresponds to the minimum amount payable to suppliers as indemnification in the event of termination of the contracts or failure to take delivery of the minimum contractual quantities, less any quantities that can be resold on the market when the Mallarmé combined group is able to do so. The Mallarmé combined group’s financial commitments amount to €14.0m and €13.9m as of December 31, 2020 and 2019, respectively, maturing as follows: (In millions of euros) 2020 2019 2020 - 4.7 2021 4.9 2.3 2022 2.1 1.2 2023 1.4 1.2 2024 and until expiry of the contracts 5.6 4.5 TOTAL 14.0 13.9